QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

WILLIS LEASE FINANCE CORPORATION

EMPLOYEE STOCK PURCHASE PLAN
As Amended and Restated Effective August 1, 2004

ARTICLE I—PURPOSE OF THE PLAN AND DEFINITIONS

        1.1   This Employee Stock Purchase Plan is intended to promote the interests of Willis Lease Finance Corporation by providing eligible employees with the opportunity to purchase shares of the Corporation's common stock through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.

        1.2   Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

ARTICLE II—ADMINISTRATION OF THE PLAN

        2.1.  The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

ARTICLE III—STOCK SUBJECT TO PLAN

        3.1   The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 175,000 shares.

        3.2.  If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to: (i) the maximum number and class of securities issuable under the Plan; (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

ARTICLE IV—OFFERING PERIODS

        4.1.  Shares of Common Stock shall be offered for purchase under the Plan through a series of successive Offering Periods until such time as: (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

        4.2.  Each Offering Period shall be of such duration (not to exceed twenty-four months) as determined by the Plan Administrator. The next Offering Period shall commence on the first business day in August 2004, and subsequent Offering Periods shall commence as designated by the Plan Administrator.

        4.3.  Each Offering Period shall be comprised of a series of one or more successive Purchase Intervals. Purchase Intervals shall run from the first business day in February each year to the last business day in July of the same year and from the first business day in August each year to the last business day in January of the following year.

        4.4.  If the Fair Market Value per share of Common Stock on any Purchase Date within an Offering Period be less than the Fair Market Value per share of Common Stock on the start date of that Offering Period, then that Offering Period shall automatically terminate immediately after the purchase of shares of Common Stock on such Purchase Date. A new Offering Period shall commence on the next business day following such Purchase Date. The new Offering Period shall have a duration of twenty four months, unless a shorter duration is established by the Plan Administrator within ten business days following the start date of that Offering Period.

ARTICLE V—ELIGIBILITY

        5.1.  Each individual who is an Eligible Employee at the beginning of an Offering Period may enter that Offering Period at such time or at the beginning of a subsequent Purchase Interval within that Offering Period, provided he or she remains an Eligible Employee.

        5.2.  Each individual who first becomes an Eligible Employee after the start date of an Offering Period may enter that Offering Period on the first day of any subsequent Purchase Interval within that Offering Period.

        5.3.  The date an individual enters an Offering Period shall be designated his or her Entry Date for purposes of that Offering Period.

        5.4.  To participate in the Plan for a particular Offering Period, an Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) on or before his or her scheduled Entry Date.

ARTICLE VI—PAYROLL DEDUCTIONS

        6.1.  The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock during an Offering Period may be any multiple of one percent of the Base Salary paid to the Participant during each Purchase Interval within that Offering Period, up to a maximum of ten percent. The deduction rate so authorized shall continue in effect throughout the Offering Period. The rate may be changed as provided below:

          a.     The Participant may, at any time during the Offering Period, reduce his or her rate of payroll deduction to become effective as soon as possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one such reduction per Purchase Interval.

          b.     The Participant may, prior to the commencement of any new Purchase Interval within an Offering Period, increase the rate of his or her payroll deduction by filing the appropriate form with the Plan Administrator. The new rate (which may not exceed the ten percent (maximum) shall become effective on the start date of the first Purchase Interval following the filing of such form.

        6.2.  Payroll deductions shall begin on the first payday following the Participant's Entry Date and shall (unless sooner terminated or reduced by the Participant) continue through the payday ending with or immediately prior to the last day of that Offering Period. The amounts so collected shall be credited to the Participant's account under the Plan, but no interest shall be paid on the balance from time to time in such account. The amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

        6.3.  Payroll deductions shall automatically cease upon the termination of the Participant's purchase right in accordance with the provisions of the Plan.

        6.4.  The Participant's acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant's acquisition of Common Stock on any subsequent Purchase Date, whether within the same or a different Offering Period.

ARTICLE VII—PURCHASE RIGHTS

        7.1.  A Participant shall be granted a separate purchase right for each Offering Period in which he or she participates. The purchase right shall be granted on the Participant's Entry Date and shall provide the Participant with the right to purchase shares of Common Stock, in a series of successive installments over the remainder of such Offering Period, upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

        Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

        7.2.  Each purchase right shall be automatically exercised in installments on each successive Purchase Date within the Offering Period, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than Participants whose payroll deductions have previously been refunded pursuant to the termination of purchase right provisions of Section 7.6 below). The purchase shall be effected by applying the Participant's payroll deductions for the Purchase Interval ending on such Purchase Date to the purchase of whole shares of Common Stock as provided below.

        7.3.  The purchase price per share at which Common Stock will be purchased on the Participant's behalf on each Purchase Date within the Offering Period shall not be less than eighty-five percent of the lower of (i) the Fair Market Value per share of Common Stock on the Participant's Entry Date into that Offering Period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

        7.4.  The number of shares of Common Stock purchasable by a Participant on each Purchase Date during the Offering Period shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Interval ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed five hundred shares, as adjusted pursuant to Section 3.2. of this Plan.

        7.5.  Any payroll deductions not applied to the purchase of shares of Common Stock on any Purchase Date because they are insufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date. However, any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant on the Purchase Date shall be promptly refunded.

        7.6.  The following provisions shall govern the termination of outstanding purchase rights:

          a.     A Participant may, at any time prior to the next scheduled Purchase Date in the Offering Period, terminate his or her outstanding purchase right by filing the appropriate form with the Plan Administrator (or its designee), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. Any payroll deductions collected during the Purchase Interval in which such termination occurs shall be immediately refunded to the Participant.

          b.     The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the Offering Period for which the terminated purchase right was granted. In order to resume participation in any subsequent Offering Period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms).

          c.     If the Participant ceases to be an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant's payroll deductions for the Purchase Interval in which the purchase right so terminates shall be immediately refunded. However, if the Participant ceases to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the last business day of the Purchase Interval in which such leave commences, to (a) withdraw all the payroll deductions collected to date on his or her behalf for that Purchase Interval or (b) have such funds held for the purchase of shares on his or her behalf on the next scheduled Purchase Date. In no event shall any further payroll deductions be collected on the Participant's behalf during such leave. On the Participant's return to active service, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant reduces such contributions or withdraws from the Plan prior to his or her return.

        7.7.  Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Corporate Transaction, by applying the payroll deductions of each Participant for the Purchase Interval in which such Corporate Transaction occurs to the purchase of whole shares of Common Stock at a purchase price per share not less than eighty-five percent of the lower of (i) the Fair Market Value per share of Common Stock on the Participant's Entry Date into the Offering Period in which such Corporate Transaction occurs or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Corporate Transaction. The applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase.

        The Corporation shall use its best efforts to provide at least ten days prior written notice of the occurrence of any Corporate Transaction, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Corporate Transaction and receive a refund of their accumulated payroll deductions.

        7.8.  If the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

        7.9.  The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

        7.10. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until shares are purchased on the Participant's behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

ARTICLE VIII—ACCRUAL LIMITATIONS

        8.1.  No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code

Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

        8.2.  For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:

          a.     The right to acquire Common Stock under each outstanding purchase right shall accrue in a series of installments on each successive Purchase Date during the Offering Period on which such right remains outstanding.

          b.     No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

        8.3.  If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions which the Participant made during that Purchase Interval with respect to such purchase right shall be promptly refunded.

        8.4.  If there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

ARTICLE IX—EFFECTIVE DATE AND TERM OF THE PLAN

        9.1.  The Plan was initially adopted by the Board on June 20, 1996, amended and restated on August 1, 1998 and further amended and restated as of August 1, 2004, provided no purchase rights granted under the Plan shall be exercised, and no shares of Common Stock shall be issued hereunder, until (i) the Plan shall have been approved by the stockholders of the Corporation and (ii) the Corporation shall have complied with all applicable requirements the Securities Act of 1933, all applicable listing requirements of the Nasdaq National Market or any stock exchange on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation.

        9.2.  Unless sooner terminated by the Board, the Plan shall terminate on the earliest of (i) the last business day in July 2014, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Corporate Transaction. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

ARTICLE X—AMENDMENT OF THE PLAN

        10.1. The Board may alter, amend, suspend or discontinue the Plan at any time to become effective immediately following the close of any Purchase Interval.

        10.2. In no event may the Board effect any of the following amendments or revisions to the Plan without the approval of the Corporation's stockholders: (i) materially increase the number of shares of Common Stock issuable under the Plan or the maximum number of shares purchasable per Participant on any one Purchase Date, except for permissible adjustments pursuant to Section 3.2.; (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan or (iii) materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan.

ARTICLE XI—GENERAL PROVISIONS

        11.1. All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.

        11.2. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's employment at any time for any reason, with or without cause.

        11.3. The provisions of the Plan shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

Schedule A

Corporations Participating in
Employee Stock Purchase Plan
As of August 1, 2004

Willis Lease Finance Corporation

APPENDIX

The following definitions shall be in effect under the Plan:

        A.    Base Salary    shall mean the (i) regular base salary paid to a Participant by one or more Participating Companies during such individual's period of participation in one or more Offering Periods under the Plan plus (ii) any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. The following items of compensation shall not be included in Base Salary: (i) all overtime payments, bonuses, commissions (other than those functioning as base salary equivalents), profit-sharing distributions and other incentive-type payments and (ii) any and all contributions (other than Code Section 401(k) or Code Section 125 contributions) made on the Participant's behalf by the Corporation or any Corporate Affiliate under any employee benefit or welfare plan now or hereafter established.

        B.    Board    shall mean the Corporation's Board of Directors.

        C.    Code    shall mean the Internal Revenue Code of 1986, as amended.

        D.    Common Stock    shall mean the Corporation's common stock.

        E.    Corporate Affiliate    shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

        F.    Corporate Transaction    shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

            (i)  a merger or consolidation in which securities possessing more than fifty percent of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

           (ii)  the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation.

        G.    Corporation    shall mean Willis Lease Finance Corporation, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Willis Lease Finance Corporation which shall by appropriate action adopt the Plan.

        H.    Effective Time    shall mean the time at which the Board adopts the Plan in accordance with applicable law. Any Corporate Affiliate which becomes a Participating Corporation after such Effective Time shall designate a subsequent Effective Time with respect to its Participants.

        I.    Eligible Employee    shall mean any person who is employed by a Participating Corporation on a basis under which he or she is regularly expected to render more than twenty hours of service per week for more than five months per calendar year for earnings considered wages under Code Section 3401(a).

        J.    Entry Date    shall mean the date an Eligible Employee first commences participation in the Offering Period in effect under the Plan. The earliest Entry Date under the Plan shall be the Effective Time.

        K.    Fair Market Value    per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

            (i)  If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

           (ii)  If the Common Stock is at the time listed on any stock exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

        L.    Participant    shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

        M.    Participating Corporation    shall mean the Corporation and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Corporations in the Plan as of the Effective Time are listed in attached Schedule A.

        N.    Plan    shall mean the Corporation's Employee Stock Purchase Plan, as set forth in this document and as amended or restated from time to time.

        O.    Plan Administrator    shall mean the Compensation Committee of the Corporation's Board of Directors.

        P.    Purchase Date    shall mean the last business day of each Purchase Interval. The initial Purchase Date of this Amended and Restated Plan shall be the last business day of July 2004.

        Q.    Purchase Interval    shall mean each successive six month period within the Offering Period at the end of which there shall be purchased shares of Common Stock on behalf of each Participant.

        R.    Offering Period    shall mean a twenty-four month period, unless the Plan Administrator shall establish a shorter term, consisting of successive Purchase Intervals. An Offering Period may be terminated early as provided in this Plan.

QuickLinks

EMPLOYEE STOCK PURCHASE PLAN As Amended and Restated Effective August 1, 2004
Corporations Participating in Employee Stock Purchase Plan As of August 1, 2004
APPENDIX